SECTION 16 OF THE
SECURITIES EXCHANGE ACT OF 1934

POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS THAT I, Jose H. Villarreal, a member of the Board of Directors of Union Pacific
Corporation, a Utah corporation (the "Company"), do hereby appoint Diane K. Duren, James J. Theisen, Jr., Trevor L.
Kingston, Heather A. Fredrick and Nicole M. Deardorff, and each of them acting individually, as my true and lawful attorney-in-fact, each with power to act without the other in full power of substitution, to execute, deliver and file, for and on my behalf, and in my name and in my capacity as a director of Union Pacific Corporation, any and all Forms 3, Forms 4 or Forms 5 under Section 16 of the
Securities Exchange Act of 1934 and the rules and interpretations promulgated thereunder, and any other documents in support thereof or supplemental or amendatory thereto, with respect to the ownership by or attributable to me, directly or indirectly,of equity securities of the Company, or derivative securities relating thereto, hereby granting to such attorneys and each of them full power and authority to do and perform each and every act and thing whatsoever as such attorney or attorneys may deem necessary or advisable to carry out fully the intent of the foregoing as I might or could do personally or in my capacity as a director, hereby ratifying and confirming all acts and things which such attorney or attorneys may do or cause to be done by virtue of this Power of Attorney.

IN WITNESS WHEREOF, I have executed this Power of Attorney as of March 19, 2015.


/s/ Jose H. Villarreal
__________________________________
Jose H. Villarreal